Exhibit 99.1

NEWS RELEASE                                              Date:  March 20, 2006
                                                          Time: 8:30AM EST

Bolokoski Resigns as CFO to Assume President Position at Bolder Graphics

CALGARY, Alberta (March 20, 2006) - GiveMePower Corporation, today announced that Jim Bolokoski has resigned as Chief Financial Officer of the Company to assume the full-time position of President at Bolder Graphics in Calgary.

"I greatly enjoyed my time at GiveMePower and will watch from the sidelines as the Company moves forward to accomplish its business objectives," stated Bolokoski.

"I know Jim's decision to leave us was a difficult one, but it's hard to turn down such a great opportunity," said Bill Walton, president and CEO of GiveMePower. "Jim has been a valuable contributor to our development and we wish him the very best in his new position at Bolder."

The  Company  said that it has  launched a search for  Bolokoski's  replacement.
Non-officer financial record keeping is being managed by Carla Yaworski, a Certified Management Accountant who has been the Company's controller since 2005.

About GiveMePower Corporation
GiveMePower develops, markets, and supports high-performance desktop, mobile and wireless CAD/graphics software for end-users and OEM business partners involved in design, construction, engineering, facilities management, manufacturing, mapping and related industries. A Microsoft Mobile Solutions and Windows(R) Embedded Partner, an Intel(R) PCA Developer Network member and an IBM and HP Business Partner, GiveMePower is the first company to offer full-featured 2 and 3-dimensional, AutoCAD(R)-compatible design and digital blueprint processing for "anytime, anywhere and anyone" use on Windows desktop, laptop and XP tablet PCs
- and for the first time on Windows Mobile(R) handheld PCs, pocket PC cell phones, CE tablets and other industry-specific devices. For more information, call 1-888-97-POWER or visit www.givemepower.com.


For more information, contact:

Janeen Norman-Lando
GiveMePower Corporation
Toll Free (US/Canada): 888-97-POWER
Tel: 403-287-6001, ext. 204
Product Inquiries: info@givemepower.com
Media Inquiries: media@givemepower.com
Investor Inquiries: ir@givemepower.com


Forward Looking Statements: With the exception of historical information, the matters discussed in this press release are "forward looking" statements that involve a number of risks and uncertainties. The actual future results of the Company could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the continued demand for the Company's products and services, worldwide economic conditions, changes in governmental regulations and policies, the emergence of competitive products and services, unforeseen technical issues and those risk factors contained in the Company's filings with the SEC.